Exhibit 99.1

For More Information Contact:
Investors:	Media:
Jayne L. Cavuoto-Krafchik	Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Second Quarter Results
Record Loan Originations for Q2 2004 of $672 Million

Woodbury, NY, August 5, 2004 – Delta Financial Corporation (Amex: DFC), a specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans, today reported its financial results for the three and six months ended June 30, 2004.

Net loss for the second quarter ended June 30, 2004 was $1.8 million, or $0.11 per diluted share, compared to net income of $11.7 million, or $0.58 per diluted share, for the comparable period last year. The loss was the result of a change in the Company’s securitization structure, from “gain-on-sale accounting” to “portfolio accounting”, to account for securitizations as financings beginning in the first quarter 2004, and not as a result of any change in the Company’s business fundamentals.

“Our loss narrowed to $0.11 per diluted share in the second quarter of 2004 from $0.35 per diluted share in the first quarter of 2004. We expect our quarterly loss to continue to narrow throughout the remainder of 2004, as we continue to build our loan portfolio, and ultimately report a profit by the first quarter of 2005,” said Hugh Miller, president and chief executive officer.

Financial Highlights

·	Originated a record $671.9 million in loans in the second quarter of 2004, a year-over-year increase of 93%.

·	Total cost to originate as a percentage of loan production decreased year-over-year by 37%, to 2.7% from 4.3%.

·	Sold approximately 3.1 million shares of common stock in a public offering on July 26, 2004, increasing the Company’s working capital and the outstanding float in the Company’s stock.

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·	Redeemed all outstanding shares of Series A 10% Preferred Stock on June 14, 2004 for approximately $13.9 million, leaving common stock as the only class of outstanding equity securities.

·	Paid first quarterly cash dividend of $0.05 per common share on July 9, 2004 to shareholders of record on June 25, 2004.

·	Completed a $520 million, fully funded, asset-backed securitization in June 2004.

      For the six months ended June 30, 2004, the Company reported a net loss of $7.7 million, or $0.46 per diluted share, compared to net income of $18.4 million, or $0.93 per diluted share for the same period one year ago.

Since the Company began structuring its securitizations as financings, beginning with its March 2004 securitization, prior period year-over-year comparisons relating to interest income, net interest margin, loan portfolio and loan loss allowance are not meaningful. As a result, the Company has chosen to provide comparisons for second quarter 2004 over first quarter 2004 for the line items mentioned above.

For the second quarter of 2004, Delta’s interest income increased to $18.9 million compared to $6.8 million in the first quarter of 2004. The increase in interest income was directly attributable to the Company’s increase in its on-balance sheet loan portfolio - mortgage loans held for investment and mortgage loans held for sale - to $1.2 billion, a 114 percent increase from $561.5 million in the first quarter of 2004. Net interest margin (interest income minus interest expense) increased to $13.4 million in the second quarter of 2004, compared to $4.9 million for the first quarter of 2004. The allowance for loan losses on the loans held for investment was $2.7 million at June 30, 2004 up from $0.4 million at March 31, 2004.

Loan Originations

Delta originated $671.9 million mortgage loans in the second quarter of 2004, a 93 percent increase from $348.2 million in the comparable period last year. Mr. Miller said, “Our record loan origination volume in the second quarter of 2004 brings total loan production to just under $1.2 billion for the first half of 2004. This substantial increase in loan production is the direct result of the successful execution of our growth strategy, which has enabled us to further penetrate and gain market share in our existing markets.”

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“Even with our robust increase in loan origination volume over the past several quarters, we still have only a small share of the non-conforming market. We believe that we have a significant opportunity to grow our existing markets and gain additional market share. To that end, we plan to continue to increase our wholesale presence in the Northeast, Southeast and Midwest. In our retail channel, we have the infrastructure in place to increase our staff of mortgage analysts by over 50 percent due to the expansion of our origination centers over the past 12 months,” stated Mr. Miller.

Loan Characteristics and Distribution Channels

During the second quarter of 2004, wholesale and retail loan originations represented approximately 61 percent and 39 percent, respectively, of Delta’s total loan production, compared to 56 percent and 44 percent for the same period last year. Wholesale production from Delta’s network of independent brokers for the second quarter 2004 grew approximately 110 percent over the comparable period in 2003. Delta’s retail loan production for the second quarter of 2004 increased 71 percent over the same period in 2003.

Equity Offering

On July 26, 2004, Delta closed the public offering of 4,375,000 shares of its common stock, priced at $6.50 per share, as previously announced. Of these shares, 3,137,597 were sold by the Company, and an additional 1,237,403 shares by selling shareholders.

Delta’s net proceeds from the offering, after underwriters’ discount and estimated costs and expenses, were approximately $18.7 million. Delta did not receive any proceeds from the sale of stock by the selling shareholders. The Company used the proceeds of the offering to increase its portfolio of mortgage loans.

Commenting on the recent transaction, Mr. Miller said, “The successful completion of our equity offering has enabled us to significantly increase the outstanding float (publicly traded shares, excluding shares held by affiliates) of our stock to approximately 10.8 million shares from approximately 6.4 million shares, which in turn should increase the liquidity in our stock. We believe this increased liquidity will allow shareholders, particularly institutional shareholders, to take more meaningful positions in our stock, and enable us to diversify our shareholder base. Furthermore, we believe the additional liquidity will help mitigate the volatility our stock price has previously experienced on small trading volumes.”

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Secondary Marketing (Securitization and Loan Sales)

In the second quarter of 2004, Delta closed its second securitization structured as a financing, collateralized by $520 million of mortgage loans, which was a senior-subordinate securitization structure under its Renaissance mortgage shelf, and issued a NIM note (a net interest margin note collateralized by the excess cashflow certificate of the underlying securitization). This securitization was fully funded in the second quarter of 2004. In April 2004, the Company also delivered $134.9 million of mortgage loans under a pre-funding mechanism in connection with its first quarter 2004 on-balance sheet securitization. The Company also sold approximately $23.8 million in loans on a whole-loan basis during the second quarter of 2004 at a premium of 4.8 percent which, combined with deferred origination fees on loans sold, accounted for the entire $1.5 million in net gain-on-sale revenue for the quarter ended June 30, 2004.

Conference Call and Webcast

The Company will host a conference call for the investment community at 10AM ET today, Thursday August 5, 2004. To participate, please contact Jayne L. Cavuoto-Krafchik at 516-812-8217 for the dial-in information. A live listen-only webcast of the conference call will be available on Delta Financial’s website at http://www.deltafinancial.com in the ‘Investor Relations’ section of the website. A replay of the conference call and the question/answer session will be available on the Company’s website two hours after the live call is completed, and will be available through August 12, 2004. The replay can also be accessed by dialing 877-660-6853 (domestic) or 201-612-7415 (international), and using the account number: 1628 and conference ID number: 113602.

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About the Company

Founded in 1982, Delta Financial Corporation is a Woodbury, New York-based specialty consumer finance company that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 26 states. Loans are originated through a network of approximately 1,700 independent brokers and the Company’s retail offices. Since 1991, Delta has sold approximately $10.3 billion of its mortgages through 40 securitizations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, loan production, our plans to grow our originations capacity and the impact of increased float on the liquidity in the Company’s common stock and the impact it may have on the Company’s investor base. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole loan markets at favorable terms and conditions; competition; loan losses, loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission. We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2003	2004	2003

Revenues
Net gain on sale of mortgage loans	$1,513	$25,198	$9,523	$44,095
Interest income	18,869	2,868	25,708	4,982
Excess cashflow certificate income	545	541	1,102	1,237
Other income	56	226	79	351

Total revenues	20,983	28,833	36,142	50,665

Expenses
Payroll and related costs	12,595	9,135	24,154	17,491
Interest expense	5,473	1,396	7,381	2,475
General and administrative	8,200	6,566	14,371	11,934
Provision for loan losses and recourse loans	2,266	--	2,700	64
(Gain) loss on derivative instruments	(4,585)	--	139	--

Total expenses	23,949	17,097	48,745	31,964

(Loss) income before income tax (benefit) expense	(2,966)	11,736	(12,603)	18,701
Provision for income tax (benefit) expense	(1,136)	35	(4,858)	303

Net (loss) income	$(1,830)	$11,701	$(7,745)	$18,398

Other Comprehensive (Loss) Income:
Net unrealized holding gains on derivatives arising during the period	45	--	45	--

Other comprehensive (loss) income	$(1,785)	$11,701	$(7,700)	$18,398

Per share data:
Basic -weighted average number of shares outstanding	16,943,982	16,207,593	16,934,174	16,065,175

Diluted -weighted average number of shares outstanding(1)	16,943,982	19,137,433	16,934,174	18,952,356

Net (loss) income applicable to common shares(2)	$(1,830)	$11,701	$(7,745)	$17,702

Basic – net (loss) income per share	$(0.11)	$0.68	$(0.46)	$1.10

Diluted – net (loss) income per share	$(0.11)	$0.58	$(0.46)	$0.93

(1) As a result of the losses recognized for the three and six months ended June 30, 2004, in-the-money employee stock options are considered anti-dilutive, and therefore are not included in the diluted share counts.

(2) Gives effect to the required dividend payment of $695,780 in the aggregate to holders of the Company’s Series A 10% Preferred Stock in June 2003. In June 2004, the Company redeemed all outstanding Series A 10% Preferred Stock.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED AND CONDENSED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	At June 30, 2004	At December 31, 2003

Assets:
Cash and interest-bearing deposits	$4,615	$4,576
Mortgage loans held for sale, net	140,465	190,801
Mortgage loans held for investment, net	1,056,377	--
Excess cashflow certificates, net	19,264	19,853
Deferred tax asset	36,811	31,184
Other asset	32,531	10,577

Total assets	$1,290,063	$256,991

Liabilities:
Warehouse financing	$83,777	$144,826
Financing on mortgage loans held for investment, net	1,101,143	--
Other liabilities	31,472	16,212

Total liabilities	1,216,392	161,038

Stockholders’ Equity(1)	73,671	95,953

Total liabilities and stockholders’ equity	$1,290,063	$256,991

(1) On June 14, 2004 the Company redeemed all outstanding Series A 10% Preferred Stock at par for approximately $13.9 million.

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